EXHIBIT 10.28

CITIZENS FINANCIAL GROUP, INC.

CFG CONVERTED EQUITY

2010 LONG TERM INCENTIVE PLAN

Table of Contents

Contents		Page

1	Meaning of words used	1

2	Operation of the Plan	4

3	Grant of Awards	5

4	Reduction of Award	7

5	Vesting of Awards	8

6	Leaving the CFG Group	10

7	Corporate events	12

8	General terms	13

i

CFG Converted Equity 2010 Long Term Incentive Plan

Introduction

This Plan provides for the grant of conditional rights to receive Shares and/or Options to those Employees selected to participate.

Participants will generally only become entitled to the Shares if they are still an Employee on Vesting. An Award may also include the right to receive an amount, in cash or in Shares, equal in value to the dividends which were payable between the Award Date and Vesting on the number of Shares which Vest.

This introduction does not form part of the Plan. It is an overview of how the Plan operates.

1	Meaning of words used

1.1	In these rules:

1.1.1	“Acquiring Company” means a Person described in rule 1.1.7(i) or rule 1.1.7(iii)(B), or the corporation or entity described in rule 1.1.7(iii)(A), in each case other than any Member of the CFG Group, in connection with a Change of Control;

1.1.2	“Award” means a Conditional Award or an Option;

1.1.3	“Award Certificate” means any agreement, contract, deed, certificate or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant;

1.1.4	“Award Date” means the date which the Committee sets for the grant of an Award;

1.1.5	“Business Day” means a day on which the New York Stock Exchange (or, if relevant and the Committee determines, any stock exchange nominated by the Committee on which the Shares are traded) is open for the transaction of business;

1.1.6	“CFG Bond” means debt issued or to be issued by any Member of the CFG Group;

1.1.7	“Change of Control” means the occurrence of any one or more of the following events, except as otherwise provided in a Participant’s Award Certificate:

(i)	any Person, other than an employee benefit plan or trust maintained by the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;

(ii)	at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Company’s board of directors and any new member of the board of directors whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the board of directors; or

(iii)	the consummation of (A) a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer to any Person of assets of the Company, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its subsidiaries (the “Company Value”) immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company’s shareholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the Company Value immediately prior to such transaction(s).

Notwithstanding the foregoing or any provision of any Award Certificate to the contrary, for any Award that provides for accelerated distribution on a Change of Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change of Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change of Control but instead shall vest as of the date of such Change of Control and shall be paid on the scheduled payment date specified in the applicable Award Certificate, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.

1.1.8	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

1.1.9	“Committee” means the Compensation and Human Resources Committee of the Company and any individual or group of persons authorized by the Compensation and Human Resources Committee to exercise powers under the Plan;

1.1.10	“Company” means Citizens Financial Group, Inc. and any and all successor entities;

1.1.11	“Conditional Award” means a conditional right to acquire Shares under the Plan;

1.1.12	“Dealing Restrictions” means restrictions on dealing in Shares, imposed by any applicable law, the principal stock market or exchange on which the Shares are quoted or traded, if any, or otherwise, as varied from time to time;

1.1.13	“Disciplinary Action” for the purpose of rule 5.2, means any inquiry or investigation by any Member of the CFG Group into the conduct, capability or performance of a Participant that may potentially lead to disciplinary action being taken against that Participant, and/or any disciplinary procedure (whether in accordance with any relevant contractual obligation, policy or otherwise) that has been commenced by any Member of the CFG Group against a Participant;

1.1.14	“Employee” means any employee of any Member of the CFG Group including an executive director;

1.1.15	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto;

1.1.16	“Member of the CFG Group” means:

(i)	the Company and its Subsidiaries from time to time; and

(ii)	any other company which the Committee determines should be treated as a Member of the CFG Group;

1.1.17	“Option” means a right to acquire Shares granted under the Plan;

1.1.18	“Option Period” means a period starting on the grant of an Option and ending at the end of the day before the tenth anniversary of the grant, or such shorter period as may be specified under rule 3.2 on the grant of an Option;

1.1.19	“Option Price” means zero, or the amount payable on the exercise of an Option, as specified under rule 3.2.3;

1.1.20	“Participant” means a person holding an Award, or following the death of a Participant, his personal representatives;

1.1.21	“Performance Condition” means any performance condition imposed under rule 3;

1.1.22	“Performance Period” means the period in respect of which a Performance Condition is to be satisfied;

1.1.23	“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof;

1.1.24	“Plan” means these rules (including Schedule A) known as the “CFG Converted Equity 2010 Long Term Incentive Plan” as amended from time to time;

1.1.25	“RBS Group” means The Royal Bank of Scotland Group plc and its subsidiaries (within the meaning of Section 1159 of the Companies Act 2006), other than any Member of the CFG Group;

1.1.26	“Shares” means shares of the Company’s common stock, $0.01 par value per Share;

1.1.27	“Short-Term Deferral Period” means the period beginning on the date of Vesting (or, if rule 6.2 applies to a Conditional Award that is subject to a

Performance Condition, the date on which the Performance Condition is satisfied) and ending on March 15 after the end of the calendar year in which the Short-Term Deferral Period begins;

1.1.28	“Subsidiary” means (i) any entity that, directly or indirectly, is controlled by the Company or (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee;

1.1.29	“Vesting” in relation to an Option, means the Option becoming exercisable and in relation to a Conditional Award, means a Participant becoming entitled to have the Shares transferred to him subject to the Plan.

2	Operation of the Plan

2.1	Timing of Operation

The Committee may operate the Plan at any time after its adoption and before its termination. Awards may only be granted within 42 days starting on any of the following:

2.1.1	the date of shareholder approval;

2.1.2	the day after the announcement of the Company’s results for any period;

2.1.3	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards;

2.1.4	the day an Employee joins any Member of the CFG Group, where the Awards are granted as a replacement for an incentive that would otherwise have been provided by the Employee’s previous employer;

2.1.5	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

2.1.6	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

2.2	Selection of Participants

In relation to any operation of the Plan, the Committee may select any Employee to participate in the Plan. However, a selected Employee who ceases to be an Employee before the Award Date will not receive an Award.

2.3	No Payment

A Participant is not required to pay for the grant of any Award.

2.4	No Grants of New Awards

No new Awards shall be granted under the Plan following the closing of the Company’s underwritten initial public offering (other than, for the avoidance of doubt, Awards received upon conversion of Awards granted to employees of Members of the CFG Group by the RBS Group).

3	Grant of Awards

3.1	Grant of Awards

The Committee may grant an Award to such Employees as it, in its sole discretion, considers appropriate.

3.2	Terms of Awards

Awards are subject to the rules of the Plan and any Performance Condition and must be granted in the form of an Award Certificate. The terms of the Award, as determined by the Committee, must be specified in the Award Certificate and must include:

3.2.1	whether the Award is:

(i)	a Conditional Award;

(ii)	an Option,

or a combination of these;

3.2.2	the Award Date;

3.2.3	the Option Price (if relevant);

3.2.4	the number of Shares subject to the Award or the basis on which the number of Shares subject to the Award will be calculated;

3.2.5	any Performance Condition or any other condition specified under rule 3.4;

3.2.6	the date or dates of Vesting for the Award, or any part of the Award, unless specified in a Performance Condition;

3.2.7	whether the Participant is entitled to receive any cash or Shares as a dividend equivalent under rule 5.4;

3.2.8	if relevant, whether an Option will be satisfied in cash, Shares or CFG Bonds under rule 5.5.2; and

3.2.9	if rule 4 (Reduction of Award) is disapplied in respect of the Award, or any part of the Award, a statement that the rule is so disapplied.

3.3	Performance Conditions

When granting an Award, the Committee may make its Vesting conditional on the satisfaction of one or more conditions linked to the strategic objectives of the Company, including team based conditions aligned to its corporate based strategy. A Performance Condition must be objective and specified at the Award Date and may provide that an Award will lapse if a Performance Condition is not satisfied. The Committee may waive or change a Performance Condition in accordance with its terms or if anything happens which causes the Committee reasonably to consider it appropriate.

3.4	Other conditions

When granting Awards, the Committee may impose other conditions. Those conditions must be set out in the Award Certificate and may be amended or waived by the Committee at any time in its discretion.

3.5	Award Certificate

Each Participant will receive an Award Certificate setting out the terms of the Award.

3.6	Individual limit for Awards

An Award must not be granted to an Employee if it would at the proposed Award Date, cause the market value of Shares subject to Awards that he has been granted in that financial year under the Plan to exceed 4 times his annual base salary from any Member of the CFG Group. For these purposes, market value may be determined by reference to the share price averaged over a period specified by the Committee.

This limit may be exceeded if the Committee determines that exceptional circumstances make it desirable that Awards should be granted in excess of that limit.

3.7	Plan limits

Subject to rule 3.8 and adjustment as provided in rule 7, the maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate                 1 Shares.

3.8	Scope of Plan limits

Where the right to acquire Shares is released or lapses or is satisfied in cash or CFG Bonds, in whole or in part, the Shares concerned will become available for grant under the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan, as amended from time to time.

For the purposes of rule 3.7, the number of Shares committed to be issued under that Conditional Award or Option will be based on the net number of Shares to be transferred on Vesting or exercise (as applicable), from the date of any Committee determination that:

3.8.1	under rule 5.3.3 any Conditional Award will be reduced by a sufficient number of Shares as may be necessary to discharge any liability under rule 8.4.1, in which case the net number will be calculated by reference to applicable tax rates on the date of the Committee’s determination;

3.8.2	under rule 5.5.2 an Option will be satisfied in Shares; and

3.8.3	under rule 5.5.1 a Conditional Award will be satisfied in cash or CFG Bonds.

[1]	This number to equal the number of Shares underlying converted LTIP awards at the time of the IPO.

3.9	Compliance with Applicable Law and Exchange Listing Rules

No Shares will be issued under the Plan if such issuance would be in violation of any applicable law or any rule of the principal stock market or exchange on which the Shares are quoted or traded, if any.

4	Reduction of Award

4.1	Review of Awards

The Committee may review Awards, or any individual Award, in the light of the performance of any Member of the CFG Group or the RBS Group, any business area or team and the conduct, capability or performance of the Participant, unless it specifies otherwise when granting the Award. The review may take place at any time determined by the Committee. In addition, the Committee may make any determination and take any action under this rule 4 in accordance with applicable law, including Section 10D of the Exchange Act.

4.2	Focus of Review

4.2.1	In carrying out a review the Committee will consider:

(i)	whether results have subsequently appeared materially inaccurate or misleading;

(ii)	whether a business unit or profit center in which the Participant worked has subsequently made a loss out of business written in the Performance Period or which could reasonably have been risk-managed in the Performance Period;

(iii)	any performance of a Participant, team, business area or profit center, if the Committee deems that the circumstances warrant a review; and

(iv)	any other matter which appears relevant.

4.3	Reduction of Award

Following a review under rule 4.1, the Committee may make any determination in respect of any part of an Award that has not Vested (or, in respect of an Option, that has not been exercised), including for example:

4.3.1	reduce the number of Shares in respect of an Award;

4.3.2	determine that no Shares, cash or CFG Bonds will Vest in respect of a Conditional Award or that an Option may not be exercised and will lapse in whole or in part; and

4.3.3	determine that no amount, or a reduced amount, will be paid in respect of any dividend equivalent.

5	Vesting of Awards

5.1	Determination of Performance Condition

As soon as reasonably practicable after the end of the Performance Period, the Committee will determine whether and to what extent any Performance Condition has been satisfied and the number of Shares and/or the amount of cash the Participant will receive under rule 5.3.

5.2	Timing of Vesting

5.2.1	Where an Award is subject to a Performance Condition, subject to rules 3.4, 5.2.3, 5.3.3, 5.5, 6 and 7, an Award Vests to the extent determined under rule 5.1, on the date on which the Committee makes its determination or, if on that date a Dealing Restriction applies to a Participant and the Committee so determines, it Vests in respect of that Participant on the first date on which the Dealing Restriction ceases to apply. To the extent any Performance Condition is not satisfied, the Award lapses, unless otherwise specified in the Performance Condition.

5.2.2	Subject to rules 3.4, 5.2.3, 5.3.3, 5.5, 6 and 7, an Award Vests on the date of Vesting specified at grant. However, if a Dealing Restriction applies to a Participant on the date of Vesting and the Committee so determines, Vesting is delayed in respect of that Participant’s Award until the Dealing Restriction ceases to apply to that Participant, subject to compliance with Section 409A of the Code.

5.2.3	Vesting is delayed in respect of a Participant’s Award, or any part of it, if any of the following circumstances apply on the anticipated date of Vesting:

(i)	if the Participant is subject to any Disciplinary Action; or

(ii)	if a matter which may otherwise involve or affect that Participant has been referred to the Committee for review under rule 4.

In these cases, Vesting will not occur unless and until the Committee determines that the Award should Vest, subject to compliance with Section 409A of the Code.

5.3	Consequences of Vesting

5.3.1	In relation to a Conditional Award, as soon as practicable after Vesting, and in any event no later than the date on which the Short-Term Deferral Period ends or such earlier date as required to comply with Section 409A of the Code, the Participant, or a nominee for the Participant appointed by the Company, will receive the number of Shares in respect of which it has Vested, subject to rules 5.3.3, 5.5, 6.4, 8.4 and 8.10.

5.3.2	In relation to an Option, to the extent it has vested a Participant may exercise the Option at any time during the Option Period following Vesting by giving notice in the prescribed form to the Company or any person nominated by the Company and paying the Option Price (if any). The Option will lapse at the end of that period or, if earlier, on the earliest of:

(i)	if a Participant ceases to be an Employee of the Company or any Member of the CFG Group under rule 6.2, twelve months after it Vests in accordance with rule 6.3;

(ii)	six months after an event which gives rise to Vesting under rule 7; or

(iii)	if the Participant dies, the earlier of two years from his death or three months after the Participant’s personal representatives notify the Company that they have obtained a grant of representation, and, subject to rules 5.3.3, 5.5, 6.4, 8.4 and 8.10, the Committee will arrange for Shares to be transferred to or issued to the Participant, or to a nominee for the Participant appointed by the Company, within 30 days of the date on which the Option is exercised. If an Option Vests under more than one provision of the rules of the Plan, the provision resulting in the shortest exercise period will prevail.

5.3.3	The Participant will receive the number of Shares in respect of which the Award has Vested, unless the Committee determines that this is reduced by a sufficient number of Shares as may be necessary to discharge any liability under rule 8.4.1.

5.4	Dividend Equivalent

An Award may include the right to receive an amount (known as a “dividend equivalent”) equal in value to the dividends which were payable on the number of Shares in respect of which an Award Vests between the Award Date and Vesting or, for Options, between the Award Date and exercise. This amount may be paid in cash or Shares (as determined from time to time by the Committee). Dividend equivalents will be paid to the Participant, or transferred to a nominee for the Participant appointed by the Company, subject to rule 8.4, as soon as practicable after Vesting, and in any event no later than the date on which the Short-Term Deferral Period ends.

5.5	Alternative ways to satisfy Awards

5.5.1	On the Vesting of a Conditional Award, the Committee may decide to satisfy the portion which Vests by paying an equivalent amount in cash or by transferring an equivalent value in CFG Bonds (subject to rule 8.4).

5.5.2	At the Award Date or at any time before exercise of an Option, the Committee may decide to satisfy the Option by paying an amount in cash equal to the amount by which the Market Value (as determined in rule 5.6) of the Shares in respect of which the Option is exercised exceeds the Option Price (if any) on the date of exercise, subject to rule 8.4. Alternatively, the Committee may decide to satisfy an Option by procuring the issue or transfer of Shares or CFG Bonds to the value of such cash amount. If the Committee decides to satisfy an Option in this way, the Participant need not pay the Option Price or, if he has paid it, the Company will repay it to him.

5.6	Market Value

For the purposes of rule 5.5.2, “Market Value” on any particular day means:

5.6.1	the price for the immediately preceding Business Day;

5.6.2	if the Committee decides, the average price for the five immediately preceding Business Days; or

5.6.3	such other price as the Committee may decide.

The “price” is the middle market price quoted on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, fair market value of a Share as determined by the Committee.

6	Leaving the CFG Group

6.1	General rule on leaving employment

6.1.1	Unless rule 6.2 applies or as otherwise provided in a Participant’s Award Certificate, an Award which has not Vested will lapse on the date the Participant ceases to be an Employee of any Member of the CFG Group.

6.1.2	The Committee may decide that an Award which has not Vested will lapse on the date on which the Participant gives or receives notice of termination of his employment with any Member of the CFG Group (whether or not such termination is lawful), unless the reason for giving or receiving notice is one listed in rule 6.2.1 below or is otherwise provided in the Participant’s Award Certificate.

6.2	Leaving in exceptional circumstances

6.2.1	Unless otherwise provided in a Participant’s Award Certificate, if a Participant ceases to be an Employee of any Member of the CFG Group for any of the reasons set out below, his Award will Vest as described in rule 6.3 and lapse as to the balance. The reasons are:

(i)	ill-health, injury or disability, as established to the satisfaction of the Company;

(ii)	retirement with the agreement of the Participant’s employer;

(iii)	redundancy;

(iv)	the Participant’s employing company ceasing to be a Member of the CFG Group;

(v)	the business in which the Participant works being transferred to a Person which is not a Member of the CFG Group; or

(vi)	any other reason, if and to the extent the Committee so decides in any particular case.

6.2.2	If the Committee does not exercise any discretion provided for in rule 6.2.1 within 30 days after cessation of the relevant Participant’s employment, the Award will lapse on the date of cessation.

6.3	Vesting

6.3.1	With respect to a Conditional Award that is subject to a Performance Condition, where rule 6.2 applies, unless otherwise provided in a Participant’s Award Certificate, an Award which has not Vested will Vest on the date or dates originally set for Vesting (or on such earlier date or dates as the Committee may consider appropriate), subject to the following:

(i)	the satisfaction of any Performance Condition, as determined by the Committee in the manner specified in the Performance Condition or in such a manner as it considers reasonable;

(ii)	a pro rata reduction to reflect the proportion of the period between the Award Date and date originally set for Vesting which has not elapsed, unless the Committee decides otherwise.

6.3.2	With respect to a Conditional Award that is not subject to a Performance Condition, where rule 6.2 applies, unless otherwise provided in a Participant’s Award Certificate, an Award which has not Vested will Vest on the date of cessation of employment. The Committee may, in its sole discretion, reduce the portion of an Award that Vests under this rule 6.3 pro rata to reflect the proportion of the period between the Award Date and the date originally set for Vesting which has not elapsed.

6.4	Death

If a Participant dies, unless otherwise provided in the Participant’s Award Certificate, his Award will not lapse but will Vest in full on the date of death. The Committee will only arrange for Shares, cash and/or CFG Bonds to be delivered to the Participant’s personal representatives if they have produced a valid grant of probate (or local equivalent, if applicable, subject to the satisfaction of the Committee) and, in any case, no later than the date on which the Short-Term Deferral Period ends, or such later date as may be permitted under Section 409A of the Code.

6.5	Transfer outside of the United States

If a Participant remains an Employee but is transferred to work in a country other than the United States or changes tax residence status and, as a result he would:

6.5.1	suffer a tax disadvantage in relation to his Awards (this being shown to the satisfaction of the Committee); or

6.5.2	become subject to restrictions on his ability to exercise his Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the securities laws or exchange control laws of the country to which he is transferred, then the Committee may decide that the Awards will Vest on a date they choose before or after the transfer takes effect. The Award will Vest and/or lapse to the extent they permit.

6.6	Meaning of “ceasing to be an Employee”

For the purposes of this rule 6, a Participant will not be treated as ceasing to be an Employee of a Member of the CFG Group until he ceases to be an Employee of all Members of the CFG Group, or if he recommences employment with any Member of the CFG Group within 7 days of so ceasing.

7	Corporate events

7.1	Change of Control

In the event of a Change of Control, Awards will Vest on the date of such Change of Control, subject to the following (unless the Committee decides otherwise or unless otherwise necessary to comply with Section 409A of the Code):

7.1.1	the satisfaction of any Performance Condition, as determined by the Committee in the manner specified in the Performance Condition or in such a manner as it considers reasonable;

7.1.2	a pro rata reduction to reflect the proportion of the period between the Award Date and Vesting which has not elapsed.

7.2	Rights issues, demergers and other corporate events

If the Committee becomes aware that the Company is or is expected to be affected by any variation in share capital, demerger, distribution (other than an ordinary dividend), delisting or other transaction which, in the opinion of the Committee could affect the current or future value of Shares, Awards are not affected unless and to the extent that the Committee determines to:

(i)	allow Awards to Vest, subject to any conditions the Committee may decide to impose including, in the case of Options, specifying a different Option Period;

(ii)	cause Awards to lapse wholly or in part;

(iii)	require Awards to be exchanged under rule 7.4;

(iv)	adjust the number of Shares comprised in an Award, and such other terms of the Award as appear appropriate; and/or

(v)	take any other appropriate action (which may include, for the avoidance of doubt, allowing Awards to be exchanged for new awards on equivalent terms (so far as practicable)).

7.3	Committee

If rule 7.1 applies (except following an exchange under rule 7.4), “Committee” means the Committee as constituted immediately before the Change of Control, and includes those people who were authorized at that time.

7.4	Exchange of Awards

Where the Committee determines that an Award is to be exchanged for a new award, the terms of the new award will:

(i)	confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

(ii)	be subject to terms which are and have a value which is equivalent, as far as practicable, to the existing Award;

(iii)	be treated as having been acquired at the same time as the existing Award and, subject to paragraph (iv) below, Vest in the same manner and at the same time;

(iv)	be in respect of a number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 7.1 or 7.2(i);

(v)	be governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or another body corporate determined by the Acquiring Company.

8	General terms

8.1	Rights in respect of Awards

A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Option or a Conditional Award unless and until the Shares are issued or transferred to the Participant, or transferred to a nominee for the Participant appointed by the Company.

8.2	Transfer of Awards

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. This rule 8.2 does not apply to the transmission of an Award on the death of a Participant to his personal representatives.

8.3	Company Documents

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

8.4	Tax withholding

8.4.1	The Company, any employing company, any Member of the CFG Group or trustee of any employee benefit trust, may withhold any amounts or make such arrangements as it considers necessary to meet any liability to taxation or social security contributions or other applicable taxes in respect of Awards.

8.4.2	The Company, any employing company, any Member of the CFG Group or trustee of any employee benefit trust operated by any Member of the CFG Group may withhold or offset any amounts or make such arrangements as it considers necessary to repay any outstanding liability of any Participant.

8.4.3	Subject to rule 5.3.1, any arrangements in this rule 8.4 may include the sale or reduction in number of Shares or value of CFG Bonds comprised in an Award.

8.5	Discretionary nature of the Plan

8.5.1	Nothing in this Plan or the operation of the Plan will form part of the contract of employment or other relationship with any Member of the CFG Group of any Employee, Participant or any other person. The fact that one or more Awards have been made to an Employee does not create any right to, or expectation of, continued employment.

8.5.2	No Employee is entitled to participate in, or be considered for participation in, the Plan at all or at a particular level. Participation in the Plan does not imply any right to participate, or to be considered for any future participation.

8.5.3	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favor.

8.5.4	No Employee will have any right to compensation or damages or any other sum or benefit in respect of the Plan, including, without limitation, in relation to:

(i)	his eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;

(ii)	any exercise of a discretion or a decision taken in relation to the Plan or the Plan’s operation (whether or not this disadvantages the Employee concerned);

(iii)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship); and

(iv)	any tax liability or any other fiscal detriment suffered in relation to the reduction or forfeiture of an Award.

8.5.5	Participation in the Plan is permitted only on the basis that any rights that are not expressly set out in this Plan are excluded. Each Participant will be deemed to waive any such excluded rights in consideration for, and as a condition to, participating in the Plan.

8.5.6	Nothing in this Plan confers any benefit, right, remedies, obligations, liabilities or expectation on any Person who is not an Employee. But this does not affect any other right or remedy of a third party which exists or is available.

8.5.7	For the avoidance of doubt, this rule applies throughout the employment of any Employee, after the termination of the employment, and during any period when the Employee has given or received notice to terminate his employment (whether such termination is lawful or unlawful).

8.6	Committee’s decisions final and binding

The decision of the Committee in connection with any interpretation of the rules of the Plan or in any dispute relating to any matter relating to the Plan will be final and conclusive.

8.7	Regulations

The Committee has power from time to time to make or vary rules or regulations for the administration and operation of the Plan.

8.8	Awards non-pensionable

Awards do not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life insurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

8.9	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares or other assets to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by applicable law.

8.10	Consents

All transfers of Shares and CFG Bonds will be subject to any necessary consents under any applicable law or regulations for the time being in force in the United States or elsewhere, and it will be the individual’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

8.11	Share rights

Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, or to a nominee for the Participant appointed by the Company including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

8.12	Notices

8.12.1	Any notice or other document which has to be given to an Employee or Participant under or in connection with the Plan may be delivered or sent by mail to him at his home address according to the records of his employing company or sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company, or in either case such other address which the Company considers appropriate.

8.12.2	Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by mail to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.

8.12.3	Notices sent by mail will be deemed to have been given on the second day after the date of mailing. However, notices sent by or to a Participant who works outside the United States will be deemed to have been given on the seventh day after the date of mailing.

8.12.4	Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

8.13	Data protection

By participating in the Plan, each Participant consents to the holding and processing of personal data provided by such Participant to the Company, any Member of the CFG Group and any other persons or entities for all purposes relating to the operation of the Plan. These include, but are not limited to:

8.13.1	administering and maintaining Participants’ records;

8.13.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

8.13.3	providing information to future purchasers of the Company or the business in which the Participant works; and

8.13.4	transferring information about the Participant to a country or territory outside the United States.

8.14	Amendment

8.14.1	Except as described in the rest of this rule 8.14, subject to (i) applicable law and the rules and regulations of the primary stock market or exchange on which the Shares are quoted or traded (if any) and (ii) the approval of the RBS Group Performance and Remuneration Committee of the Board of Directors, the Committee may at any time change the Plan in any way.

8.14.2	Except as described in rule 8.14.3, the Company in a general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	the Participants;

(ii)	the limits on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)	the basis for determining a Participant’s entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalization issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)	the terms of this rule 8.14.2.

8.14.3	The Committee can change the Plan and need not obtain the approval of the Company in a general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of, or changes to, any proposed or existing applicable law or rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded; or

(iii)	to obtain or maintain favorable tax, exchange control or regulatory treatment of the Company, any Member of the CFG Group or any present or future Participant.

8.15	Severability

By participating in the Plan, each Participant agrees and acknowledges that the restrictions contained in the Plan are reasonable and necessary to protect the business of each Member of the CFG Group (including, but not limited to, its confidential information, customer relations and goodwill and its employees) and that the benefits each Participant receives under this Plan are sufficient compensation for these restrictions. Each of the obligations in the Plan is an entire, separate and independent restriction on each Participant, despite the fact that they may be contained in the same phrase and if any part is found to be invalid or unenforceable the remainder will remain valid and enforceable. While the restrictions are considered to be fair and reasonable in the circumstances, each Participant agrees that if any of them should be judged to be void or ineffective for any reason, but would be treated as valid and effective if part of the wording was deleted or the period was reduced in scope, they shall apply with such modifications as necessary to make them valid and effective.

8.16	Effective Date and Termination

The Plan shall be effective as of the effective date of the Company’s underwritten initial public offering (the “Effective Date”). The Committee may terminate the Plan at any time, and it will terminate on the date on which all Awards granted or issued under the Plan that are outstanding as of the closing of the Company’s underwritten initial public offering have been Vested, settled, delivered, forfeited, terminated, reduced or canceled or that have otherwise lapsed or expired, as applicable. The termination of the Plan will not affect existing Awards.

8.17	Section 409A of the Code

With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Certificate shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything else in the Plan, if the Committee considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and the amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participants’ right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award. Any payments to be made under this Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Certificate is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

8.18	Governing law and jurisdiction

The Plan and each Award Certificate shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof. Each Participant waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with the Plan.

SCHEDULE A

This Schedule A modifies the Plan with respect to all Awards granted after June 25, 2012 and March 5, 2014, in each case as indicated below. To the extent section cross-references are modified or sections are renumbered as a result of the provisions included in this Schedule A, the Plan shall be read to give effect to the revised cross-references and section numbers, as applicable.

For All Awards granted after June 25, 2012

1.	Section 5.2.3 is replaced with the following:

5.2.3	Vesting is delayed in respect of a Participant’s Award, or any part of it, if any of the following circumstances apply on the anticipated date of Vesting:

(i)	if the Participant is subject to any Disciplinary Action;

(ii)	if a matter which may otherwise involve or affect that Participant has been referred to the Committee for review under rule 4;

(iii)	if the Participant’s employment has terminated or is about to terminate in circumstances where it is not clear whether the Award should lapse under rule 6; or

(iv)	the Committee considers that it is necessary or appropriate to defer Vesting.

In these cases, Vesting will not occur unless and until the Committee determines that the Award should Vest, subject to compliance with Section 409A of the Code.

For All Awards granted after March 5, 2014

1.	Section 1.1 is amended to include the following terms:

“Approved Plan” means any plan approved by HM Revenue & Customs under the Income Tax (Earnings and Pensions) Act 2003;

“Clawback” means the obligation to repay amounts to a Member of the CFG Group by an individual in accordance with rule 4 as the Committee considers appropriate;

“Detrimental Activity” means, as established to the satisfaction of the Committee, and without the prior written consent of the Company (which consent should not be unreasonably withheld):

(i)	using or communicating in a manner which is not authorized in writing by any Member of the CFG Group or the RBS Group or required by law, any secret, confidential or proprietary information which is not publicly available concerning any Member of the CFG Group or the RBS Group or their respective clients or customers;

(ii)	directly or indirectly persuading or attempting to persuade any employee of any Member of the CFG Group or the RBS Group to breach any of the terms of their employment with any Member of the CFG Group or the RBS Group;

(iii)	at any time on or during the 12 months after the Relevant Date, either on his own behalf or for or with any other person, whether directly or indirectly:

(1)	soliciting or inducing or endeavoring to solicit or induce to cease working for or providing services to any Member of the CFG Group or the RBS Group, any person with whom the Participant has had material dealings during the period of 2 years ending on the Relevant Date, including through any third party including recruitment intermediary, whether or not such person would thereby commit a breach of contract;

(2)	employing or otherwise engaging in any competitor any person with whom the Participant has had material dealings during the period of 2 years ending on the Relevant Date and who was during that period an employee of any Member of the CFG Group or the RBS Group;

(3)	enticing away, interfering with, soliciting or canvassing or endeavoring to entice away, interfere with, solicit or canvas the custom of any customer or client, or prospective customer or client, of any Member of the CFG Group or the RBS Group with whom the Participant had, at any time in the 2 years before the Relevant Date, business dealings, negotiations or discussions during the course of his duties;

(4)	having business dealings with any customer or client, or prospective customer or client, of any Member of the CFG Group or the RBS Group, or any business which has had a trading relationship with any Member of the CFG Group or the RBS Group, in relation to which business, by reason of the Participant’s dealings during the period of 2 years ending on the Relevant Date, the Participant is or may be able to influence the trading relationship between that business and any Member of the CFG Group or the RBS Group;

(5)	endeavoring to cause any person, firm, company, organization or other entity who or which is an investor with or an exclusive supplier of services to any Member of the CFG Group or the RBS Group, to either cease investing in or doing business with, or materially alter the terms of its investment in or business with, a Member of the CFG Group or the RBS Group in a manner detrimental to that company;

(iv)	engaging in any behavior which in the reasonable opinion of the Committee is deliberately prejudicial to the good name of any Member of the CFG Group or the RBS Group; or

(v)	leaving or resigning without notice (or with insufficient notice) without the permission of the person’s employing entity, or engaging in any activity which in the reasonable opinion of the Committee is not consistent with providing an orderly handover of the person’s responsibilities.

“Malus” means the reduction of elements of an individual’s remuneration in accordance with rule 4 as the Committee considers appropriate;

“Relevant Date” means the date of termination of employment of the Participant or, if earlier, the date on which the Participant commenced garden leave;

2.	Section 4.1 is replaced with the following:

4	Malus and Clawback

4.1	General

4.1.1	The Committee may decide at any time before an Award Vests, or for such period after an Award Vests that the Committee determines is appropriate, that any Participant will be subject to Malus and/or Clawback in the light of:

(i)	the performance of the Company, any Member of the CFG Group, the RBS Group and any business area or team, and the conduct, capability or performance of the Participant; and/or

(ii)	any legal or regulatory requirement on the Company or any Member of the CFG Group or the RBS Group to apply Malus and/or Clawback in relation to the Company, any Member of the CFG Group, the RBS Group or any business area or team or the Participant; and/or

(iii)	non-compliance with any legal or regulatory requirement relating to the Company, any Member of the CFG Group, the RBS Group and any business area or team or the Participant; and/or

(iv)	any other matter which the Committee considers relevant.

4.1.2	To give effect to Malus and/or Clawback in respect of a Participant the Committee may take any action, including but not limited to:

(i)	reducing (if appropriate, to zero) the amount of any bonus which would otherwise be payable; and/or

(ii)	reducing (if appropriate, to zero):

(a)	the number or amount of Shares; and/or

(b)	the number or amount of any assets relating to any awards (which have been granted to the Participant under any other employee share plan or incentive plan (other than an Approved Plan) operated by any Member of the CFG Group); and/or

(c)	the extent to which any Award held by the Participant Vests or becomes exercisable; and/or

(d)	the extent to which any award granted to the Participant under any other employee share plan or incentive plan (other than any Approved Plan) operated by any Member of the CFG Group vests or becomes exercisable, in each case notwithstanding the extent to which any conditions imposed on such Awards or awards may be or have been satisfied; and/or

(iii)	reducing (if appropriate, to zero) any amount otherwise payable under rule 5.5;

(iv)	requiring the Participant to pay or repay any amounts as may be required for the Malus or Clawback to be satisfied in full (which, without limitation, may be deducted from the Participant’s salary or any other payment to be made to the Participant by any Member of the CFG Group).

4.1.3	Where Clawback is proposed to be operated, account will be taken of any tax or social security actually paid (or due to be paid) by the Participant in respect of the amount proposed to be subject to Clawback, unless and to the extent that the Participant can claim relief in respect of such tax or social security.

3.	Section 4.2 is replaced with the following:

4.2	Reduction in Awards to give effect to provisions in other plans

The Committee may decide to take any of the actions described in rule 4.1.2 to give effect to a malus or clawback provision contained in any other employee share plan, incentive plan or bonus plan operated by any Member of the CFG Group. Such action will be taken in accordance with the terms of the relevant plan or, in the absence of any such terms, on such basis as the Committee decides is appropriate.

4.	Section 4.3 is replaced with the following:

4.3	Compliance with legal or regulatory provisions

The Company can alter or extend the range of circumstances in which Malus and/or Clawback may be operated if required by any legal or regulatory provision, including, for the avoidance of doubt, under Section 10D of the Exchange Act.

5.	Section 5 is amended to include the following:

5.1	General

An Award will not Vest if any legal or regulatory requirement on the Company or any Member of the CFG Group would make Vesting unlawful, impossible or, in the opinion of the Committee, inappropriate or impractical.

6.	Section 6.2.1 is replaced with the following:

6.2.1	Subject to rule 6.4, unless otherwise provided in a Participant’s Award Certificate, if a Participant ceases to be an Employee of any Member of the CFG Group for any of the reasons set out below, his Award will Vest as described in rule 6.3 and lapse as to the balance. The reasons are:

(i)	ill-health, injury or disability, as established to the satisfaction of the Company;

(ii)	retirement with the agreement of the Participant’s employer;

(iii)	redundancy;

(iv)	the Participant’s employing company ceasing to be a Member of the CFG Group;

(v)	the business in which the Participant works being transferred to a Person which is not a Member of the CFG Group; or

(vi)	any other reason, if and to the extent the Committee so decides in any particular case.

7.	Section 6 is amended to include the following language:

6.4	If a Participant ceases to be an employee of any Member of the CFG Group due to any reason set out in rule 6.2.1 above, his Award will lapse if he engages in Detrimental Activity, except to the extent the Committee may determine otherwise.

8.	The following language is added to the end of Section 6.6:

Any Participant who takes voluntary unpaid leave from employment with a Member of the CFG Group should be treated as having ceased employment on the date the leave commences. However, the Committee may decide that a Participant should be treated as having ceased employment on the date notice of intention to take leave is given by the Participant, or on such later date as may be considered appropriate.

9.	Section 8.4.3 is replaced with the following:

8.4.3	Any arrangements in this rule 8.4 may include the sale or reduction in number of Shares or value of CFG Bonds comprised in an Award.